Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: October 24, 2013
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Earnings for Quarter Ended September 30, 2013

Catskill, N.Y. -- (BUSINESS WIRE) – October 24, 2013-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter ended September 30, 2013, which is the first quarter of the Company’s fiscal year ending June 30, 2014.  Net income for each of the quarters ended September 30, 2013 and 2012 was $1.8 million.  Earnings per share was $0.42 per basic and $0.41 per diluted share, for the quarter ended September 30, 2013, and $0.42 per basic and diluted share, for the quarter ended September 30, 2012.

Donald E. Gibson, President & CEO stated: “We are pleased that our financial performance has remained strong.  As expected, this economic environment with historically low interest rates has caused margin compression both at our Bank and industry wide. To help offset this economic environment we remain focused on our long-term strategy of building local customer relationships. Our experience has proven this strategy provides core deposit and loan growth, which in turn provides the best option for building long-term value for both our community and shareholders.”

Selected highlights for the quarter ended September 30, 2013 are as follows:

•	Net interest income decreased $144,000 to $5.2 million for the quarter ended September 30, 2013 from $5.4 million for the quarter ended September 30, 2012. The narrowing of the net interest spread and margin, partially offset by an increase in average interest-earning assets, led to a decrease in net interest income when comparing the quarters ended September 30, 2013 and 2012.
•	Net interest spread decreased 38 basis points to 3.32% as compared to 3.70% when comparing the quarters ended September 30, 2013 and 2012, respectively. Net interest margin decreased 41 basis points to 3.39% for the quarter ended September 30, 2013 as compared to 3.80% for the quarter ended September 30, 2012. Despite the positive effects on net interest income from increased volume and a lower cost of funds, declines in the yields on interest-earning assets resulted in our net interest spread and net interest margin narrowing when comparing the quarters ended September 30, 2013 and 2012 respectively. Although the Company has benefited from re-pricing its interest-bearing liabilities in the continuing historically low interest rate environment, the average interest rates earned on our loans and investments have similarly continued to re-price into lower yields.
•	The provision for loan losses amounted to $313,000 and $444,000 for the quarters ended September 30, 2013 and 2012, respectively. The level of allowance for loan losses to total loans receivable has decreased to 1.85% as of September 30, 2013 as compared to 1.92% as of June 30, 2013.
•	Net charge-offs amounted to $325,000 and $85,000 for the quarters ended September 30, 2013 and 2012, respectively, an increase of $240,000.
•	Nonperforming loans amounted to $8.0 million and $6.9 million at September 30, 2013 and June 30, 2013, respectively. Nonperforming loans remain high compared to historical levels as a result of adverse changes in the economy and local unemployment, which have been compounded by the extended length of time required to complete foreclosures in New York State.

•	Noninterest income increased $71,000, or 5.6%, to $1.4 million for the quarter ended September 30, 2013 as compared to $1.3 million for the quarter ended September 30, 2012, primarily due to an increase in debit card fees resulting from continued growth in the number of checking accounts with debit cards.
•	Noninterest expense increased $139,000 or 3.8%, when comparing the quarters ended September 30, 2013 and 2012 at $3.8 million and $3.7 million, respectively. The increase was primarily due to an increase in salaries and employee benefits of $121,000 resulting from an increase in expenses recognized for the Company’s phantom stock option plan as well as other employee benefits.
•	Total assets of the Company were $650.5 million at September 30, 2013 as compared to $633.6 million at June 30, 2013, an increase of $16.9 million, or 2.7%.
•	Securities available for sale and held to maturity amounted to $240.0 million, or 36.9% of assets, at September 30, 2013 as compared to $246.2 million, or 38.9% of assets, at June 30, 2013, a decrease of $6.2 million, or 2.5%.
•	Net loans grew by $14.7 million, or 4.1%, to $374.1 million at September 30, 2013 as compared to $359.4 million at June 30, 2013. The loan growth experienced during the quarter primarily consisted of $4.8 million in nonresidential real estate loans, $9.9 million in residential mortgage loans, $507,000 in home equity loans, and $642,000 in non-mortgage loans, and was partially offset by a $490,000 decrease in construction loans, and a $754,000 decrease in multi-family mortgage loans.
•	Total deposits increased to $580.5 million at September 30, 2013 from $558.4 million at June 30, 2013, an increase of $22.1 million, or 4.0%. This increase was primarily the result of an increase of $22.1 million in balances at the Greene County Commercial Bank due primarily to the annual collection of taxes by several local school districts.
•	The Company had $3.5 million of overnight borrowings, and $5.0 million of term borrowings, with the Federal Home Loan Bank at September 30, 2013 compared to $10.6 million of overnight borrowings and $4.0 million of term borrowings at June 30, 2013.
•	Total shareholders’ equity increased $904,000 to $57.0 million, or 8.8% of total assets, at September 30, 2013, from total equity of $56.1 million, or 8.9% of total assets, at June 30, 2013.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, headquartered in Catskill, New York.  Our primary market area is the Hudson Valley Region of New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

 (END)

	At or for the Quarter
	Ended September 30,
	2013	2012
(In thousands, except share and per share data)
Interest income	$5,826	$6,131
Interest expense	578	739
Net interest income	5,248	5,392
Provision for loan losses	313	444
Noninterest income	1,350	1,279
Noninterest expense	3,812	3,673
Income before taxes	2,473	2,554
Tax provision	719	790
Net Income	$1,754	$1,764

Basic EPS	$0.42	$0.42
Weighted average shares outstanding	4,194,714	4,183,932
Diluted EPS	$0.41	$0.42
Weighted average diluted shares outstanding	4,234,845	4,221,451
Dividends declared per share [2]	$0.175	$0.175

Selected Financial Ratios
Return on average assets	1.10%	1.20%
Return on average equity	12.43%	13.28%
Net interest rate spread	3.32%	3.70%
Net interest margin	3.39%	3.80%
Efficiency ratio[1]	57.78%	55.06%
Non-performing assets to total assets	1.26%	1.18%
Non-performing loans to net loans	2.13%	2.05%
Allowance for loan losses to non-performing loans	88.10%	94.86%
Allowance for loan losses to total loans	1.85%	1.91%
Shareholders’ equity to total assets	8.76%	8.96%
Dividend payout ratio[2]	41.67%	41.67%
Book value per share	$13.57	$12.87

1 Noninterest expense divided by the sum of net interest income and noninterest income.
2 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.9% of the Company’s shares outstanding.  The MHC waived its right to receive dividends declared during the quarter ended September 30, 2013, but did not waive its right to receive dividends declared during the quarter ended September 30, 2012.

	As of September 30, 2013	As of June 30, 2013
(Dollars In thousands)
Assets
Total cash and cash equivalents	$14,831	$6,222
Long term certificate of deposit	250	250
Securities- available for sale, at fair value	66,118	69,644
Securities- held to maturity, at amortized cost	173,848	176,519
Federal Home Loan Bank stock, at cost	1,113	1,388

Gross loans receivable	380,430	365,839
Less: Allowance for loan losses	(7,028)	(7,040)
Unearned origination fees and costs, net	736	627
Net loans receivable	374,138	359,426

Premises and equipment	14,245	14,349
Accrued interest receivable	2,870	2,663
Foreclosed real estate	196	296
Prepaid expenses and other assets	2,857	2,848
Total assets	$650,466	$633,605

Liabilities and shareholders’ equity
Noninterest bearing deposits	$58,846	$57,926
Interest bearing deposits	521,636	500,513
Total deposits	580,482	558,439

Borrowings from FHLB, short term	3,500	10,600
Borrowings from FHLB, long term	5,000	4,000
Accrued expenses and other liabilities	4,472	4,458
Total liabilities	593,454	577,497
Total shareholders’ equity	57,012	56,108
Total liabilities and shareholders’ equity	$650,466	$633,605
Common shares outstanding	4,199,904	4,192,654
Treasury shares	105,766	113,016